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  FORM 3
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                    U. S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


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Filed pursuant to Section 16(a)of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of
1935 or Section 30(f) of the Investment Company Act of 1940

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
1. Name and Address of    2. Date of Event        4.  Issuer Name and Ticker or Trading Symbol
   Reporting Person*         Requiring
                             Statement
                             (Month/Day/Year)

Kite, Jr. James B.            11/07/02                Quest Resource Corporation (QRCP)
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(Last)(First)(Middle)     3. I.R.S. Identifica-   5.  Relationship of Reporting   6.  If Amendment, Date    7.  Individual or Joint/
                             tion Number of           Person(s) to Issuer (Check      of Original               Group Filing (Check
                             Reporting Person, if     all applicable)                 (Month/Day/Year)          Applicable Line)
                             an Entity                                                                        ___ Form filed by One
                             (voluntary)                                                                          Reporting Person
                                                       X  Director    X  10% Owner
6608 N. Western Avenue,                               ---            ---                11/11/02               X  Form filed by More
PMB 613                                               ___ Officer    ___ Other                                --- than One Reporting
---------------------------------                        (give title    (specify                                  Person
        (Street)                                          below)         below)

                                                      --------------------------
Oklahoma City, OK 73116
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(City)  (State)  (Zip)                            Table I - Non-Derivative Securities Beneficially Owned

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1.  Title of Security     2.  Amount of Securities           3.  Ownership Form:        4.  Nature of Indirect
    (Inst. 4)                 Beneficially Owned                 Direct (D) or              Beneficial Ownership
                              (Inst. 4)                          Indirect (I)               (Instr. 5)
                                                                 (Instr. 5)
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Common Stock                  2,690,393 (1)                      I                          By Boothbay Royalty Company (2)
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
(Print or Type Responses)


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FORM 3 (continued)

         Table II - Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)
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
1.  Title of           2.  Date Exer-    3.  Title and       4. Conver-      5. Ownership   6.  Nature of
    Derivative             cisable and       Amount of          sion or         Form of         Indirect
    Security               Expiration        Securities         Exercise        Derivative      Beneficial
    (Inst. 4)              Date (Month/      Underlying         Price of        Security:       Ownership
                           Day/Year)         Derivative         Derivative      Direct (D) or   (Instr.5)
                                             Security           Security        Indirect (I)
                                             (Inst. 4)                          (Instr. 5)

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                       Date      Expira-            Amount
                       Exer-     tion      Title    or
                       cisable   Date               Number
                                                    of Shares
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Explanation of Responses:  (1) As previously  reported on a Form 8-K filed by Quest Resource Corporation ("Quest") on  November  19,
2002, Mr. Jerry Cash had agreed to transfer to Boothbay Royalty Company certain of the shares acquired by him in connection with the acquisition by Quest of STP Cherokee, Inc.  The number of shares owned by Boothbay Royalty  Company  after  giving  effect  to  this transfer was incorrectly stated on the original Form 3 filed by Mr. Kite and Boothbay Royalty Company. This amendment is being filed to correctly state the number of shares owned by  Boothbay Royalty Company after giving effect to such  transfer  and  to  correctly reflect the date  of the transaction as November 7, 2002. (2) Boothbay Royalty Company is wholly owned by Mr. James B. Kite, Jr.


                                                     /s/ James B. Kite, Jr.                  1/21/03
                                                     -----------------------------------  --------------
                                                        James B. Kite, Jr.                     Date


                                                     Boothbay Royalty Company

                                                         /s/ James B. Kite, Jr.              1/21/03
                                                     By: -------------------------------  --------------
                                                        James B. Kite, Jr.                     Date
                                                      **Signature of Reporting Person

 *  If the Form is filed by more than one Reporting Person, see Instruction 5(b)(v).
 ** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
    See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).


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Note:  File three copies of this Form, one of which must be manually signed.  If space provided is insufficient, See Instruction 6 for procedure.

Form 3

Reporting Person
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James B. Kite, Jr.

Date of Event Requiring Statement
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November 7, 2002

Issuer Name
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Quest Resource Corporation

List of Other Joint Filers
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Name and address

Boothbay Royalty Company; 6608 N. Western Avenue, PMB 613, Oklahoma City, OK
73116